STOCK PURCHASE AGREEMENT

by and among

JAMES RIVER COAL COMPANY, INC.,

TRIAD MINING, INC.

and

THE STOCKHOLDERS OF TRIAD MINING, INC.

dated as of March 30, 2005

TABLE OF CONTENTS

1. DEFINITIONS*		1
2. SALE AND TRANSFER OF SHARES; CLOSING*		9
2.1	SHARES	9
2.2	PURCHASE PRICE	9
2.3	CLOSING	9
2.4	CLOSING OBLIGATIONS	9
2.5	NET WORKING CAPITAL ADJUSTMENT	10
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS*		11
3.1	ORGANIZATION AND GOOD STANDING	11
3.2	AUTHORITY; NO CONFLICT	11
3.3	CAPITALIZATION	12
3.4	FINANCIAL STATEMENTS	12
3.5	BOOKS AND RECORDS	13
3.6	TITLE TO PROPERTIES; ENCUMBRANCES; PERSONAL PROPERTY; REAL PROPERTY	13
3.7	CONDITION AND SUFFICIENCY OF ASSETS	15
3.8	ACCOUNTS RECEIVABLE	15
3.9	INVENTORY	16
3.10	NO UNDISCLOSED LIABILITIES	16
3.11	TAXES	16
3.12	BANK ACCOUNTS	18
3.13	EMPLOYEE BENEFITS	18
3.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	23
3.15	LEGAL PROCEEDINGS; ORDERS	25
3.16	ABSENCE OF CERTAIN CHANGES AND EVENTS	26
3.17	CONTRACTS; NO DEFAULTS	27
3.18	INSURANCE	29
3.19	ENVIRONMENTAL AND SMCRA MATTERS	30
3.20	EMPLOYEES	31
3.21	LABOR RELATIONS; COMPLIANCE	32
3.22	INTELLECTUAL PROPERTY	32
3.23	CERTAIN PAYMENTS	32
3.24	CUSTOMERS AND SUPPLIERS	33
3.25	SOLVENCY	33
3.26	OFFERS	33
3.27	DEBT; SECURITY INTERESTS	33
3.28	GRANTS AND ALLOWANCES	33
3.29	RELATIONSHIPS WITH RELATED PERSONS	34

i

3.30	BROKERS OR FINDERS	34
3.31	DISCLOSURE	34
3.32	INFORMATION IN REGISTRATION STATEMENT	34
3A. REPRESENTATIONS AND WARRANTIES OF EACH SELLER*		34
3A.1	STOCKHOLDERS TITLE	34
3A.2	AUTHORITY; NO CONFLICT	35
3A.3	INVESTMENT INTENT	35
3A.4	DISCLOSURE	35
4. REPRESENTATIONS AND WARRANTIES OF BUYER*		36
4.1	ORGANIZATION AND GOOD STANDING	36
4.2	AUTHORITY; NO CONFLICT	36
4.3	INVESTMENT INTENT	36
4.4	CERTAIN PROCEEDINGS	36
4.5	SEC REPORTS	37
4.6	BROKERS OR FINDERS	37
4.7	SHARES OF BUYERS STOCK	37
4.8	BUYER’S INVESTIGATION OF COMPANY	37
4.9	DISCLOSURE	37
4.10	SHAREHOLDER APPROVAL	37
4.11	NO MATERIAL ADVERSE CHANGE	38
5. COVENANTS OF SELLERS AND THE COMPANY*		38
5.1	ACCESS AND INVESTIGATION	38
5.2	OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES	38
5.3	NEGATIVE COVENANT	39
5.4	REQUIRED APPROVALS	39
5.5	NOTIFICATION	39
5.6	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS	39
5.7	NO NEGOTIATION	39
5.8	BEST EFFORTS	39
5.9	RESIGNATIONS	40
5.10	COOPERATION IN FINANCING	40
5.11	NONCOMPETITION AND NONSOLICITATION	40
5.12	TAX MATTERS	41
5.13	PLANT REPAIRS	43
6. COVENANTS OF BUYER*		43
6.1	APPROVALS OF GOVERNMENTAL BODIES	43
6.2	EFFORTS	43
6.3	SELLER GUARANTEES; BONDS	43
6.4	ACCESS	45

6.5	NOTIFICATION	45
6.6	DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION	45
6.7	INSURANCE	45
6.8	TREATMENT OF TRIAD MINING INC. PROFIT SHARING PLAN	45
7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE*		46
7.1	ACCURACY OF REPRESENTATIONS	46
7.2	SELLERS’ PERFORMANCE	46
7.3	CONSENTS	46
7.4	ADDITIONAL DOCUMENTS	46
7.5	NO PROCEEDINGS	47
7.6	NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS	47
7.7	NO PROHIBITION	47
7.8	FINANCING	47
8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE*		48
8.1	ACCURACY OF REPRESENTATIONS	48
8.2	BUYER’S PERFORMANCE	48
8.3	[INTENTIONALLY OMITTED]	48
8.4	ADDITIONAL DOCUMENTS	48
8.5	NO INJUNCTION	48
9. TERMINATION*		49
9.1	TERMINATION EVENTS	49
9.2	EFFECT OF TERMINATION	49
10. INDEMNIFICATION; REMEDIES*		49
10.1	SURVIVAL	49
10.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS	49
10.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS— ENVIRONMENTAL MATTERS	50
10.4	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER	51
10.5	TIME LIMITATIONS	51
10.6	LIMITATIONS ON AMOUNT—SELLERS	51
10.7	LIMITATIONS ON AMOUNT—BUYER	52
10.8	PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS	52
10.9	PROCEDURE FOR INDEMNIFICATION —OTHER CLAIMS	53
10.10	INSURANCE COVERAGE	53
10.11	RIGHT TO SET OFF	53
11. GENERAL PROVISIONS*		53
11.1	EXPENSES	53
11.2	PUBLIC ANNOUNCEMENTS	54
11.3	CONFIDENTIALITY	54

11.4	NOTICES	54
11.5	JURISDICTION; SERVICE OF PROCESS	55
11.6	FURTHER ASSURANCES	55
11.7	WAIVER	55
11.8	ENTIRE AGREEMENT AND MODIFICATION	56
11.9	DISCLOSURE LETTER	56
11.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	56
11.11	SEVERABILITY	56
11.12	SECTION HEADINGS, CONSTRUCTION	56
11.13	TIME OF ESSENCE	56
11.14	GOVERNING LAW	56
11.15	SELLERS’ AGENT; POWER OF ATTORNEY	56
11.16	COUNTERPARTS	57

Exhibits

Exhibit 2.4(a)(ii)	Form of Sellers’ Releases
Exhibit 2.4(a)(iii)	Form of Consulting Agreements
Exhibit 2.4(a)(iv)	Form of Lease Agreement
Exhibit 2.4(b)(iii)	Form of Registration Rights Agreement
Exhibit 5.13	Form of Warranty Agreement
Exhibit 7.4(a)	Form of Sellers’ Counsel’s Opinion
Exhibit 8.4(a)	Form of Buyer’s Counsels’ Opinions
Sellers Disclosure Letter
Schedule 4.2	Buyer’s Consents
Schedule 5.11	Midwestern Coal Basin
Schedule 5.13	Plant Repairs

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 30, 2005, by and among James River Coal Company, a Virginia corporation (“Buyer”), Triad Mining, Inc., an Indiana corporation (the “Company”), and the stockholders of the Company set forth on the signature pages hereto (collectively, the “Sellers”).

RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Company for the consideration and on the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Accounts Receivable”—as defined in Section 3.8.

“Acquired Companies”—the Company and its Subsidiaries (including Triad Underground Mining, LLC, an Indiana limited liability company), collectively.

“Acquired Companies’ Surety Bonds”—as defined in Section 3.14(e).

“Adjusted Net Working Capital”—the Net Working Capital of the Acquired Companies as calculated from the Balance Sheet (i.e., $27,942,362), less $16,503,130.

“Agreement”—as defined in the first paragraph of this Agreement.

“Applicable Contract”—any Contract (a) under which any Acquired Company has any rights, (b) under which any Acquired Company has any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.

“Balance Sheet”—as defined in Section 3.4.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that renders such representation or warranty inaccurate or violates such covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Financial Statements”—as defined in Section 4.5.

“Buyer Shares”—as defined in Section 2.2(b).

“Buyer’s Advisors”—as defined in Section 5.1.

“Calculation Date”—as defined in Section 2.5.

“Calculation Date Balance Sheet”—as defined in Section 2.5.

“Closing”—as defined in Section 2.3.

“Closing Date”—the date and time as of which the Closing actually takes place.

“Coal Act”—the Coal Industry Retiree Health Benefit Act of 1992 as it may be amended from time to time (codified at Subtitle J of the IRC).

“Company”—as defined in the first paragraph of this Agreement.

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Construction Firm”—as defined in Section 5.13.

“Consulting Agreements”—as defined in Section 2.4(a)(iii).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a)	the sale of the Shares held by each Seller to Buyer;

(b)	the execution, delivery, and performance of the Consulting Agreements, the Lease, the Sellers’ Releases and the Registration Rights Agreement;

(c)	the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

(d)	Buyer’s acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Covered Party”—as defined in Section 5.11(e).

“Damages”—as defined in Section 10.2.

“Debt”—shall, as applied to any Person, mean, without duplication:

(a)	all indebtedness for borrowed money, including, all principal, interest or other obligations evidenced by or under a note, bond, debenture, letter of credit, draft or similar instrument;

(b)	that portion of obligations with respect to capitalized or synthetic leases that is properly classified as a liability on a balance sheet in accordance with GAAP;

(c)	liabilities under or pursuant to interest rate cap contracts, swap contracts, foreign currency exchange contracts and other hedging or similar contracts (including breakage or associated fees);

(d)	all obligations to pay the deferred purchase price of property or services (including the earned portion of any so-called “earn-out” obligations);

(e)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property;

(f)	all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Encumbrance on any property or asset owned or held by that Person, regardless of whether the indebtedness secured thereby shall have been incurred or assumed by that Person or is otherwise nonrecourse to the credit of that Person; and

(g)	all guarantees of any of the foregoing.

“Disclosure Letter”—the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Employment Contracts”—any management, consulting, profit sharing, stock option, stock purchase, pension, retainer, welfare, stock appreciation or other equity-incentive, deferred compensation, retirement, change in control, severance and/or employment contract or commitment to enter into the same.

“Encumbrance”—any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)	any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products) other than routine compliance;

(b)	fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)	financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)	any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law, other than routine compliance;

provided, however, that reclamation activities required solely under SMCRA are excluded from the foregoing.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Law”— the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Solid Waste Act, 42 U.S.C. 1901 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321; the federal Endangered Species Act, 42 U.S.C. § 1531; SMCRA; any and all state and local Legal Requirement corresponding to any of the foregoing or generally addressing the same subject matter as any of the foregoing; any other Legal Requirement concerning hazardous or toxic materials or substances, pollution, petroleum or any derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, or environmental protection; and any other Legal Requirement that requires or relates to:

(a)	advising appropriate authorities, employees, and the public of intended or actual releases of Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)	preventing or reducing to acceptable levels the release of Hazardous Materials into the Environment;

(c)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)	protecting natural resources or species;

(e)	reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

(f)	cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(g)	making responsible parties pay private parties, or groups of them, for damages done to human health from Hazardous Materials, for damages done to the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to natural resources; or

(h)	protecting human health from Hazardous Materials or protecting the Environment;

provided, however, that the term “Environmental Law” shall not include reclamation requirements under SMCRA.

“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Exchange Act”—the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“Filings”—as defined in Section 4.5.

“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

“Good and Marketable Title”—title which is free from Encumbrances except for Permitted Encumbrances.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)	multi-national organization or body; or

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials”—any material, waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials; provided, however, that “Hazardous Materials” (i) does not include coal mined and managed in the Ordinary Course of Business, but (ii) does include coal dust, runoff and leachate from coal piles, and similar substances if they otherwise meet this definition of “Hazardous Materials.”

“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Indemnification Notification Date”—as defined in Section 10.5.

“Indemnified Persons” —as defined in Section 10.2.

“Intellectual Property Assets” —as defined in Section 3.22.

“Interim Balance Sheet”—as defined in Section 3.4.

“IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)	such individual is actually aware of such fact or other matter; or

(b)	a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. The Company will be deemed to have “Knowledge” of a particular fact or other matter if any of the following persons has, or at any time had, Knowledge of such fact or other matter: Joe Aull, Tim Aull, John Worth, Mike Howard, Jeff Sermersheim and Tommy Sutton.

“Lease”—as defined in Section 2.4(a)(iv).

“Leased Fixtures and Improvements”—as defined in Section 3.6(e)(2)(ii).

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty.

“Midwestern Coal Basin”—as defined in Section 5.11(b).

“Mining Activities”—those activities of the Acquired Companies related to the mining, processing, sale and trading of coal that involve surface mining, underground mining, auger mining, processing, sale or transporting of coal and coal by-products, including reclamation activities. For the purpose of this definition, “Mining Activities” shall include any activities regulated or required under SMCRA and Legal Requirements governing, controlling or applying to coal mining operations.

“Mining Applications”—as defined in Section 3.14(d)(ii).

“Mining Authorization”—the mining or exploration leases, licenses, Governmental Authorizations and other mining authorizations held by each of the Acquired Companies (including any authorization or permit relating to coal mining, preparation, load out or reclamation operations).

“Most Recent Balance Sheet”—as defined in Section 2.5.

“Net Working Capital”—the consolidated net working capital of the Acquired Companies, calculated as follows: (a) the sum of cash and cash equivalents, marketable securities, inventory (coal and stores), prepaid expenses, current portion of advance royalties, accounts and other receivables (excluding receivables from Sellers to be paid prior to Closing) and after elimination of intercompany receivables, less (b) current liabilities after elimination of intercompany payables. With respect to any calculation of Net Working Capital, no change in accounting principles will be made from those utilized in preparing the Balance Sheet (as defined in Section 3.4) including, without limitation, with respect to the nature of accounts, types of reserves or accruals, and/or methodology and assumptions for determining the levels of reserves or accruals. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions, including the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Mine Safety and Health Act (30 U.S.C. § 801 et seq.) and comparable state statutes and regulations.

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)	such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c)	such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Fixtures and Improvements”—as defined in Section 3.6(e)(1)(i).

“Permitted Encumbrances”— any or all of the following:

(a)	Encumbrances arising by operation of law in the Ordinary Course of Business, such as mechanics’ liens, materialmen’s liens, carriers’ liens, warehousemen’s liens, and similar liens, none of which materially detract from the value or materially interfere with the present use of the asset to which such Encumbrance attaches;

(b)	pledges or deposits under worker’s compensation (or similar) laws, unemployment insurance or other types of insurance or compensation plans participation in which is mandatory in connection with the operation of the business of any of the Acquired Companies;

(c)	pledges or deposits which secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations;

(d)	with respect to any lease, Encumbrances arising pursuant to the terms of the applicable lease;

(e)	minor imperfections of title and Encumbrances, if any, which (i) do not materially detract from the value of the property subject thereto, impair the operations of the business of any of the Acquired Companies, or the use or license of certain of the assets of the Acquired Companies, and (ii) have arisen in the Ordinary Course of Business;

(f)	ad valorem taxes not yet due and payable; and

(g)	zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto or that do not have a material adverse effect on the ownership, operation or maintenance of such property or the conduct of Mining Activities thereon.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Profit Sharing Plan”—as defined in Section 6.8.

“Proprietary Rights Agreement”—as defined in Section 3.20(b).

“Purchase Price”—as defined in Section 2.2.

“Registration Rights Agreement”—as defined in Section 2.4(b)(iii).

“Related Person”—with respect to a particular individual:

(a)	each other member of such individual’s Family;

(b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)	any Person that holds a Material Interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a Material Interest;

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)	any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, and (iii) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“SEC”—as defined in Section 3.10.

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Bonds”—those deposits, trust funds, bid bonds, performance bonds and surety bonds (and all such similar undertakings) set forth in Part 6.3(b) of the Disclosure Letter.

“Seller Guarantees”—those guarantees, indemnities, letters of credit, letters of comfort and similar credit obligations set forth in Part 6.3(a) of the Disclosure Letter.

“Sellers”—as defined in the first paragraph of this Agreement.

“Sellers’ Releases”—as defined in Section 2.4(a)(ii).

“Shares”—as defined in the Recitals of this Agreement.

“SMCRA”—the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. § 1201 et seq.), as amended, and any state or local Legal Requirement governing, controlling or applying to coal mining operations.

“Straddle Period”—any tax period or year commencing before, and ending after, the Closing Date.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax”—any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Warranty Agreement”—as defined in Section 5.13.

“Workers’ Compensation Law”—Legal Requirements that provide for awards to employees and their dependents for employment-related accidents and occupational diseases, including, but not limited to, the Federal Black Lung Benefits Act, as amended, 29 U.S.C. Section 801 et seq.

2.	SALE AND TRANSFER OF SHARES; CLOSING

2.1	SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2	PURCHASE PRICE

The aggregate purchase price (the “Purchase Price”) to be paid by Buyer for the Shares will be Seventy Five Million Dollars ($75,000,000), payable in cash and shares of Buyer’s Common Stock, subject to adjustment as set forth in Section 2.5 below, to be paid as follows:

(a)	Sixty Four Million Dollars ($64,000,000) of the Purchase Price shall be paid in cash; and

(b)	Sellers shall be issued, in the aggregate, shares of Buyer’s Common Stock having a market value equal to Eleven Million Dollars ($11,000,000) (the “Buyer Shares”) based upon the average closing price of Buyer’s Common Stock as set forth on The Nasdaq Stock Market for the fifteen (15) consecutive trading days ending two (2) trading days prior to the Closing Date.

The allocation of cash and stock comprising the Purchase Price among the Sellers shall be as set forth by Sellers at any time prior to Closing in Part 2.2 of the Disclosure Letter.

2.3	CLOSING

The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer’s counsel, Bass, Berry & Sims PLC, at 315 Deaderick Street, Suite 2700, Nashville, Tennessee, at 10:00 a.m. (local time) on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth Sections 7 and 8 (other than conditions relating to the signing and delivery of documents that will take place at the Closing itself), or on such other date or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4	CLOSING OBLIGATIONS

At the Closing:

(a)	Sellers will deliver to Buyer:

(i)	certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

(ii)	releases in the form of Exhibit 2.4(a)(ii) executed by Sellers, and in the case of trusts, the underlying beneficiaries (collectively, “Sellers’ Releases”);

(iii)	consulting agreements in substantially the form of Exhibit 2.4(a)(iii), executed by Joseph A. Aull and Timothy R. Aull, respectively (collectively, the “Consulting Agreements”);

(iv)	a real property lease agreement in substantially the form of Exhibit 2.4(a)(iv) executed by Joseph A. Aull and Timothy R. Aull (the “Lease”);

(v)	a certificate executed by Sellers representing and warranting to Buyer that each of Sellers’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5); and

(vi)	the other documents required to be delivered pursuant to Section 7.4; and

(b)	Buyer will deliver to Sellers:

(i)	the cash consideration payable pursuant to Section 2.2 by wire transfer to such accounts, and in the percentages, as set forth in Part 2.2 of the Disclosure Letter;

(ii)	the Buyer Shares;

(iii)	a registration rights agreement in the form of Exhibit 2.4(b)(iii), executed by Buyer (the “Registration Rights Agreement”);

(iv)	a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(v)	the other documents required to be delivered pursuant to Section 8.4.

2.5	NET WORKING CAPITAL ADJUSTMENT

(a)	Not later than five (5) business days prior to the Closing Date, Sellers will deliver to Buyer the most recently prepared month-end consolidated balance sheet of the Acquired Companies setting forth the Net Working Capital of the Acquired Companies (the “Most Recent Balance Sheet”). If the Net Working Capital shown on the Most Recent Balance Sheet exceeds the Adjusted Net Working Capital, the cash portion of the Purchase Price payable to Sellers shall be increased by such amount. If the Net Working Capital shown on the Most Recent Balance Sheet is less than the Adjusted Net Working Capital, the cash portion of the Purchase Price payable at Closing shall be decreased by such amount.

(b)	Within forty-five (45) days after the Closing Date, Buyer will prepare (to the extent not already prepared), or review and make any adjustments it deems necessary and appropriate, and deliver to Sellers a consolidated balance sheet setting forth the Net Working Capital of the Acquired Companies as of the Calculation Date (the “Calculation Date Balance Sheet”). “Calculation Date” shall mean either: (i) the last day of the month prior to month in which the Closing Date occurs, in the event the Closing Date occurs on one of the first fifteen days of a month; or (ii) the last day of the month in which the Closing Date occurs, in the event the Closing Date occurs on a day after the fifteenth day of such month. If Sellers have any objections to the Calculation Date Balance Sheet, they shall notify Buyer in writing within twenty (20) days of receipt of the Calculation Date Balance Sheet and deliver a detailed written statement describing their objections. Buyer and Sellers shall use their reasonable efforts to resolve any such objections themselves. If Buyer and Sellers cannot resolve any such objections within thirty (30) days after Buyer receives Sellers’ statement of objections, such dispute shall be referred to the Nashville office of Ernst & Young, LLP, each party hereby represents that such firm through its Nashville office has not provided material services for the benefit of such party or its Related Persons within the preceding three years, for conclusive and binding resolution. The Buyer and the Sellers shall direct such firm to render a determination within thirty (30) days after its retention and the Buyer, the Sellers and their respective agents shall cooperate with the such firm during its engagement. Such firm may consider only those items and amounts in the Calculation Date Balance Sheet and related computation and the written objection from Sellers that the Buyer and the Sellers are unable to resolve. In resolving any disputed item, such firm may not ultimately assign a value to any item greater than the greatest value for such item claimed by a party or less than the smallest value for such item claimed by either party. The determination of such firm shall be conclusive and binding upon the Buyer and the Sellers, with no right of appeal. The Buyer and the Sellers shall bear the costs and expenses of such firm based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. If there is a dispute as to the Net Working Capital adjustment required hereunder, the Buyer and the Sellers shall promptly pay to the other, as appropriate, such amounts as are not in dispute pending final determination of such dispute.

(c)	If the Net Working Capital shown on the Calculation Date Balance Sheet (as prepared by Buyer) exceeds the Net Working Capital shown on the Most Recent Balance Sheet as prepared by Sellers, Buyer will pay Sellers in cash within five (5) business days an amount equal to the amount by which Net Working Capital shown on the Calculation Date Balance Sheet exceeds the Net Working Capital shown on the Most Recent Balance Sheet. If the Net Working Capital shown on the Calculation Date Balance Sheet is less than the Net Working Capital shown on the Most Recent Balance Sheet, Sellers will pay Buyer in cash within five (5) business days an amount equal to the amount of such deficit.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

The Company and Sellers, jointly and severally, make the following representations and warranties to Buyer.

3.1	ORGANIZATION AND GOOD STANDING

(a)	Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or formation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or member (as applicable) and the number of shares or membership percentage (as applicable) held by each). Each Acquired Company is a corporation or limited liability company (as applicable) duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation, with full corporate or limited liability company power and authority (as applicable) to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation or limited liability company (as applicable) and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)	Sellers have delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

3.2	AUTHORITY; NO CONFLICT

(a)	This Agreement has been duly authorized by all necessary corporate action on the part of the Company and constitutes the legal, valid, and binding obligation of the Company and the Sellers, enforceable against the Company and the Sellers in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally, and by general equitable principles. Upon the execution and delivery by Sellers of the Sellers’ Releases, the Sellers’ Releases will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. The Company and the Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement to perform their obligations under this Agreement. The Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver the Sellers’ Releases and to perform their obligations under the Sellers’ Releases.

(b)	Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors, stockholders or members (as applicable) of any Acquired Company;

(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or any of the Sellers, or any of the assets owned or used by any Acquired Company, may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3	CAPITALIZATION

The authorized equity securities of the Company consist of 1,000 shares of common stock, no par value per share, of which 411.31 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record owners and holders of the Shares and Part 3.3 of the Disclosure Letter shall set forth the record and beneficial owners of all issued and outstanding Shares. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance (other than legends related to restrictions on transfer imposed by applicable securities laws) appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts (including, without limitation, stockholders’ agreements) relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act, any other Legal Requirement or any preemptive or similar right. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which any of the Acquired Companies is or may become obligated to issue or sell any shares of capital stock or other securities, and there are no equity securities of any Acquired Company reserved for issuance for any purpose. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

3.4	FINANCIAL STATEMENTS

Sellers have delivered to Buyer: (a) consolidated balance sheets of the Acquired Companies as at December 31 in each of the years 2002 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended (including the notes thereto), together with the reports thereon of York, Neel & Co.—Madisonville, LLP, independent certified public accountants, (b) a consolidated balance sheet of the Acquired Companies as at December 31, 2004 (the “Balance Sheet”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended (including the notes thereto), together with the report thereon of York, Neel & Co.—Madisonville, LLP, independent certified public accountants, and (c) an unaudited consolidated balance sheet of the Acquired Companies as at February 28, 2005 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, and cash flow for the two months then ended, including in each case the notes thereto. Such financial statements and notes have been prepared in accordance with GAAP and fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the consolidated audited financial statements for the year ended December 31, 2004); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

3.5	BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders or members (as applicable), the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no formal meeting of any such stockholders, members, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.6	TITLE TO PROPERTIES; ENCUMBRANCES; PERSONAL PROPERTY; REAL PROPERTY

(a)	The Acquired Companies own (with Good and Marketable Title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6(d) of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). Except as set forth in Part 3.6(a) of the Disclosure Letter, all material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except for Permitted Encumbrances. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. To the Knowledge of the Sellers and the Company, there are no claims of adverse ownership to any of the properties occupied or used by any of the Acquired Companies.

(b)	Part 3.6(b) of the Disclosure Letter sets forth a true and complete list of all the material machinery, equipment, vehicles and other tangible personal property now owned or leased by each Acquired Company and indicates which of the Acquired Companies owns or leases such asset. As to each asset shown in Part 3.6(b) of the Disclosure Letter, each Acquired Company has Good and Marketable Title to, or holds by a valid and enforceable lease or license with respect to, such asset. Except as set forth in Part 3.6(b) of the Disclosure Letter, no rights of the Acquired Companies under such leases or licenses have been assigned or otherwise transferred as security for any obligation of the Acquired Companies.

(c)	The title or leasehold interests to the assets set forth in Part 3.6(b) of the Disclosure Letter includes all material tangible assets used by the Acquired Companies to conduct the business of the Acquired Companies as currently conducted.

(d)	Part 3.6(d) of the Disclosure Letter is a true and complete list of all capital leases of the Acquired Companies, indicating which of the Acquired Companies is a party to such captial leases and the payoff amount under each such capital lease that, if paid to the lessor thereunder, would fully satisfy the Acquired Companies’ remaining obligations under such capital lease as a primary obligor.

(e)	Part 3.6(e) of the Disclosure Letter lists all parcels (or portions thereof) of real property owned or leased by the Acquired Companies (including all other interests in land owned, leased, licensed to, or otherwise held by, the Acquired Companies). The Acquired Companies own, lease, license or otherwise hold all rights necessary to conduct Mining Activities on such parcels of real property, and any other activities permitted on such parcels of real property will not interfere with such Mining Activities.

(1)	Sellers have heretofore made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property that is owned by any of the Acquired Companies and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such owned real property. With respect to each such parcel of real property owned by any of the Acquired Companies, except as otherwise specified in Part 3.6(e) of the Disclosure Letter:

(i) the identified owner has Good and Marketable Title to such parcel of real property and all fixtures and improvements on such real property, including all preparation plants or other coal processing facilities, loadout and other transportation facilities (the “Owned Fixtures and Improvements”);

(ii) there are no pending or, to the Knowledge of the Company or Sellers, threatened condemnation Proceedings, eminent domain or requisition Proceedings; and

(iii) there are no other matters that materially adversely affect the title of any Acquired Company to such real property or the Owned Fixtures and Improvements.

(2)	Set forth opposite each parcel or portion of real property or other interest in land identified in Part 3.6(e) of the Disclosure Letter is a list of all leases, subleases, licenses and Contracts applicable to such parcel or portion of real property or other interest in land (including, without limitation, all leases, subcontracts, licenses or Contracts pursuant to which any of the Acquired Companies are, or may become, responsible for the payment of annual minimum, production or overriding royalties or other consideration). Sellers have heretofore made available to Buyer true and complete copies of all such leases, subleases, licenses and Contracts (as amended to the date of this Agreement and the date of Closing). With respect to each such lease, sublease, license and Contract and except as otherwise specified in Part 3.6(e) of the Disclosure Letter:

(i) such lease, sublease, license or Contract is in full force and effect in all material respects and enforceable in accordance with its terms;

(ii) to the extent provided in the respective leases or subleases, the Acquired Companies have a valid leasehold interest in all leased or subleased real property and all fixtures and improvements on such property, including all preparation plants or other coal processing facilities, loadout and other transportation facilities (the “Leased Fixtures and Improvements”), in each case, free and clear of any Encumbrances other than Permitted Encumbrances;

(iii) (A) none of the Acquired Companies is in default under any such lease, sublease, license or Contract and no event has occurred which, with the passage of time or expiration of any grace period would constitute a default of any Acquired Company’s obligations under such lease, sublease, license or Contract, (B) to the Knowledge of the Company and the Sellers, no other party to any such lease, sublease, license or Contract is in default thereunder and (C) none of the Acquired Companies has received a written or other notice of default with respect to such lease, sublease, license or Contract;

(iv) there are no unwritten or oral modifications to such leases, subleases, licenses or Contracts or any course of dealing or business operations that are modifications to such leases, subleases, licenses or Contracts;

(v) no such lease, sublease, license or Contract has been mortgaged, deeded in trust or subjected to an Encumbrance by any Acquired Company; and

(vi) there are no other matters that materially adversely affect the rights of any Acquired Company to such real property or other interest in land or the Leased Fixtures and Improvements.

(f)	The Acquired Companies hold or control adequate ingress and egress to the real property identified in Part 3.6(e) of the Disclosure Letter and any facilities located on such real property and all material rights, easements and rights-of-way necessary for the continued operation in their present manner of any facilities located on such real property.

(g)	Except as set forth in Part 3.6(g) of the Disclosure Letter, none of the Acquired Companies nor any Seller has received any written or other notice of claims that any Acquired Company has mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any claims for loss, waste or trespass and, to Sellers’ and the Company’s Knowledge, no facts exist upon which such a claim could be based. Sellers have made available to Buyer the most recent complete and correct version of each of the following items to the extent such items are (a) in the possession of the Acquired Companies, (b) relate to or affect the real property identified in Part 3.6(e) of the Disclosure Letter, including the coal reserves, coal ownership, mining conditions, mines, and mining plans of the Acquired Companies and (c) material to the conduct of the business of any Acquired Company: geological data, reserve data, existing mine maps, surveys, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other books and records, information, maps, reports and data.

3.7	CONDITION AND SUFFICIENCY OF ASSETS

Except as set forth in Part 3.7 of the Disclosure Letter, the buildings, plants, structures, equipment and machinery of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, equipment or machinery is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, equipment and machinery of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8	ACCOUNTS RECEIVABLE

All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. Except as set forth in Part 3.8 of the Disclosure Letter, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9	INVENTORY

The coal inventory of the Acquired Companies reflected in the Balance Sheet, the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, is (and shall be) estimated using consistently applied methodology and that portion of the coal inventory that is processed consists (and shall consist) of a quality suitable for delivery under the Acquired Companies’ coal supply agreements routinely sourced from the facility at which such inventory is located. That portion of the coal inventory that is classified as raw coal inventory (including “moved to plant” inventory, “in-pit” inventory, and base coal inventory) are estimated using consistently applied methodology for such category, adjusted periodically in the Ordinary Course of Business to reflect updated plant efficiency data. The value of the coal inventory is calculated in accordance with GAAP.

All stores inventory of the Acquired Companies reflected in the Balance Sheet, the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date consists (and shall consist) of a quality and quantity usable and salable in the Ordinary Course of Business. The value of all items of obsolete inventory and of inventory of below standard quality has been written off or written down to realizable market value, and the value at which such inventory is carried reflects the Acquired Companies’ normal inventory valuation policy of stating its inventory at the lower of cost or market value, in each case in accordance with GAAP.

3.10	NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Part 3.10 of the Disclosure Letter lists, and the Sellers have delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the Securities and Exchange Commission (the “SEC”)) effected by any of the Acquired Companies since December 31, 2001.

3.11	TAXES

(a)	The Acquired Companies have filed or caused to be filed on a timely basis all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since January 1, 2001. Except as listed in Part 3.11 of the Disclosure Letter, none of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns (whether or not shown on any Tax Return) or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b)	To the knowledge of any Seller or director or officer, no claim has ever been made by an authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

(c)	Except as listed in Part 3.11 of the Disclosure Letter, no foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the Acquired Companies. Except as listed in Part 3.11 of the Disclosure Letter, none of the Acquired Companies has received from any foreign, federal, state or local taxing authority (including jurisdictions where the Acquired Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against any of the Acquired Companies. Part 3.11 of the Disclosure Letter contains a complete and accurate list of those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since January 1, 2001, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

(d)	The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company’s liability for Taxes. To the knowledge of any Seller or director or officer, there exists no proposed tax assessment against any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(e)	All Tax Returns filed by any Acquired Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

(f)	At all times since July 1, 1995, the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the IRC at all times during its existence and the Company will be an S corporation up to and including the day before the Closing Date.

(g)	None of the Acquired Companies is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the IRC.

(h)	None of the Acquired Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(c)(1)(A)(ii).

(i)	None of the Acquired Companies (or any entity purchased by, merged with or into, acquired pursuant to a share exchange or other reorganization with either of the Acquired Companies) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(j)	None of the Acquired Companies (or any entity purchased by, merged with or into, acquired pursuant to a share exchange or other reorganization with either of the Acquired Companies) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in the method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement”

as described in Section 7121 of the IRC (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(k)	None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the IRC (or any corresponding provision of state, local or foreign Tax law).

(l)	Each Acquired Company has collected all material sales and use Taxes required to be collected, and has remitted or will remit on a timely basis, such amounts to the appropriate taxing authorities, or have been furnished properly completed exemption certificates. Each Acquired Company (i) has in its (or its affiliates’) possession all material records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of sales and use Taxes required to be collected and paid over by such Acquired Company and regarding all exempt transactions by such Acquired Company for all periods open under the applicable statute of limitations, and (ii) has maintained all such records and supporting documents in material compliance with all sales and use Tax statutes and regulations applicable thereto.

3.12	BANK ACCOUNTS

Part 3.12 of the Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Acquired Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.13	EMPLOYEE BENEFITS

(a)	As used in this Section 3.13, the following terms have the meanings set forth below.

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

“Company Plan” means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

“Company VEBA” means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of an Acquired Company.

“ERISA Affiliate” means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC Section 414.

“Multi-Employer Plan” has the meaning given in ERISA Section 3(37)(A).

“Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning given in ERISA Section 3(2)(A).

“Plan” has the meaning given in ERISA Section 3(3).

“Plan Sponsor” has the meaning given in ERISA Section 3(16)(B).

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

“VEBA” means a voluntary employees’ beneficiary association under IRC Section 501(c)(9).

“Welfare Plan” has the meaning given in ERISA Section 3(1).

(b) (i)	Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

(ii)	Part 3.13(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

(iii)	Part 3.13(iii) of the Disclosure Letter sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Acquired Companies and the Acquired Companies’ other ERISA Affiliates, calculated according to information made available pursuant to ERISA Section 4221(e).

(iv)	Part 3.13(iv) of the Disclosure Letter sets forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.

(v)	Part 3.13(v) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

(vi)	Part 3.13(vi) of the Disclosure Letter sets forth any obligation and potential liability of the Acquired Companies and the Acquired Companies’ other ERISA Affiliates under the Coal Act.

(c)	Sellers have delivered to Buyer:

(i)	all documents that set forth the current terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) the most recent plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) the most recent summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

(ii)	all current personnel, payroll, and employment manuals and policies;

(iii)	all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv)	a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(v)	all registration statements filed with respect to any Company Plan;

(vi)	all insurance policies currently in effect purchased by or to provide benefits under any Company Plan;

(vii)	all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

(viii)	all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

(ix)	all notifications provided during the three year period preceding the date of this Agreement to employees of their rights under ERISA Section 601 et seq. and IRC Section 4980B;

(x)	the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(xi)	all notices relating to any Company Plan that were given by any Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

(xii)	all notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four years preceding the date of this Agreement;

(xiii)	with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan or IRS opinion letter in the case of any Qualified Plan that is a prototype plan; and

(xiv)	with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

(d)	Except as set forth in Part 3.13(vi) of the Disclosure Letter:

(i)	The Acquired Companies have performed all of their respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

(ii)	No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.

(iii)	The Acquired Companies, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

(A)	No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under IRC Section 4975(c) have occurred with respect to any Company Plan.

(B)	No Seller or Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(C)	No Seller or Acquired Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA Section 502 or Section 4071.

(D)	All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(E)	All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC Section 162 or Section 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

(iv)	Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(v)	Since December 31, 2004, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

(vi)	No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

(vii)	Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to Sellers’ Knowledge, is threatened.

(viii)	No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC Section 401(a).

(ix)	Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(x)	Each Acquired Company and each ERISA Affiliate of an Acquired Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and IRC Section 402.

(xi)	No Company Plan is subject to Title IV of ERISA.

(xii)	The Acquired Companies have paid all amounts due to the PBGC pursuant to ERISA Section 4007.

(xiii)	No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Sellers to liability under ERISA Section 4062(e), Section 4063, or Section 4064.

(xiv)	No Acquired Company or any ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any Title IV Plan or has adopted any amendment to treat a Title IV Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

(xv)	No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

(xvi)	No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

(xvii)	The actuarial report, if any, that is required to be prepared pursuant to applicable provisions of ERISA for any Pension Plan of each Acquired Company and each ERISA Affiliate of each Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

(xviii)	Since the last valuation date for each Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xix)	No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

(xx)	No Seller or Acquired Company has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, any Acquired Company, or Buyer to the PBGC under Title IV of ERISA.

(xxi)	No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

(xxii)	No Acquired Company or any ERISA Affiliate of an Acquired Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that would constitute a withdrawal from any Multi-Employer Plan, nor, to the Knowledge of any Acquired Company or any of the Sellers, has any event occurred that could otherwise result in any liability of either any Acquired Company or Buyer to a Multi-Employer Plan.

(xxiii)	No Acquired Company or any ERISA Affiliate of an Acquired Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

(xxiv)	No Multi-Employer Plan to which any Acquired Company or any ERISA Affiliate of an Acquired Company contributes or has contributed is, to the Knowledge of any Acquired Company or any Seller, a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

(xxv)	Neither the Acquired Companies nor the Acquired Companies’ other ERISA Affiliates have any obligation or liability under the Coal Act.

(xxvi)	Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xxvii)	Each Acquired Company has the right to modify and terminate benefits (other than pensions) to retirees who receive benefits by reason of having been employed by such Acquired Company and may exercise such rights both with respect to its employees who have not yet retired and with respect to those of its employees who have already retired.

(xxviii)	Sellers and all Acquired Companies have complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

(xxix)	No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC Section 280G or Section 4999; nor will any Acquired Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(xxx)	The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)	Except as set forth in Part 3.14(a) of the Disclosure Letter:

(i)	each Acquired Company is, and at all times has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including, without limitation, each Environmental Law and Occupational Safety and Health Law and SMCRA;

(ii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any material Legal Requirement, or (B) gives rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; provided, however, that excluded from (B) are reclamation obligations and liabilities under SMCRA in the Ordinary Course of Business that are typical of coal mining activities of the type conducted by the Acquired Companies; and

(iii)	no Acquired Company has received and not resolved, at any time since December 31, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; provided, however, that excluded from (B) are reclamation obligations and liabilities under SMCRA in the Ordinary Course of Business that are typical of coal mining activities of the type conducted by the Acquired Companies.

(b)	Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter is valid and in full force and effect in all material respects. Except as set forth in Part 3.14(b) of the Disclosure Letter:

(i)	each Acquired Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14(b) of the Disclosure Letter;

(ii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or will result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter, or (B) will result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter;

(iii)	no Acquired Company has received, at any time since December 31, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)	all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

(c)	Except as set forth in Part 3.14(c) of the Disclosure Letter, the execution, delivery and performance by Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby (i) will require no action by or in respect of, or any Consent from, any Governmental Body, (ii) to the Knowledge of the Sellers and Company, will not give any Governmental Body the right to challenge any portion of the transactions contemplated by this Agreement or exercise any remedy or obtain any relief under any Legal Requirement to which any of the Acquired Companies are subject, or (iii) will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or terminate any Governmental Authorization that is held by the Seller or the Acquired Companies or that otherwise relates to the Acquired Companies.

(d)	(i) There are no Mining Authorizations other than as set forth in Part 3.14(d)(i) of the Disclosure Letter. The Acquired Companies hold the legal or beneficial title to the interest in each of the Mining Authorizations and each such Mining Authorization is in full force and effect.

(ii) There are no applications for Mining Authorizations in the name of any of the Acquired Companies other than those set forth in Part 3.14(d)(ii) of the Disclosure Letter (the “Mining Applications”); and the Acquired Companies will, on grant of any of such applications, hold a legal or beneficial title to the interest in each such application as set forth in Part 3.14(d)(ii) of the Disclosure Letter; provided that Sellers are making no representations or warranties as to whether such Mining Applications will be granted. Except as set forth in Part 3.14(d)(ii) of the Disclosure Letter, each of the Mining Applications has been made in accordance with applicable Legal Requirements. None of the Sellers or any Acquired Company has received any written or other communication that indicates that any of the Mining Applications will not be granted.

(iii) Each Acquired Company has complied in all material respects with the terms and conditions of the Mining Authorizations and with regard to each such Mining Authorization (i) no modification, suspension or revocation thereof is threatened in writing (or otherwise known to any Sellers); and (ii) no facts exist that permit or, upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of such Mining Authorization, except for expirations of Mining Authorizations which are set forth in Part 3.14(d)(iii) of the Disclosure Letter. There are no matters that adversely affect the title of any Acquired Company to any Mining Authorization or the use of the Mining Authorizations for the purposes of the business of any Acquired Company and in accordance with their terms.

(e)	The Acquired Companies have posted all deposits, letters of credit, guarantees, indemnities, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with their operations, including those necessary to secure the performance of the Acquired Companies’ respective reclamation or other obligations pursuant to, in connection with or as a condition of, the Governmental Authorizations (collectively, the “Acquired

Companies’ Surety Bonds”). Except as set forth in Part 3.14(e) of the Disclosure Letter, neither of the Acquired Companies has received notice that the Acquired Companies’ Surety Bonds are not in amounts, or not in other respects, sufficient for their purpose. The Acquired Companies’ Surety Bonds are in full force and effect and no facts exist that will require any of the Acquired Companies to increase the amounts of the Acquired Companies’ Surety Bonds. All of the Acquired Companies’ Surety Bonds are listed in Part 3.14(e) of the Disclosure Letter and such list includes all obligees, beneficiaries, amounts, effective dates and the purpose of each such Acquired Companies’ Surety Bond. Except as disclosed in Part 3.14(e) of the Disclosure Letter: (A) each of the Acquired Companies is in compliance with all Acquired Companies’ Surety Bonds applicable to it; and (B) the state of reclamation with respect to the Acquired Companies’ Surety Bonds and Governmental Authorizations are “current” or in “deferred status” regarding reclamation obligations.

(f)	Neither the Sellers nor any Acquired Company, nor any Person “owned or controlled” by any Seller or any Acquired Company, nor any Person which “owns or controls” any Acquired Company, has been notified in writing or otherwise by the Federal Office of Surface Mining or the agency of any state administering the SMCRA or any comparable state statute, that it is: (i) ineligible to receive additional surface mining permits; or (ii) is under investigation to determine whether their eligibility to receive such Governmental Authorization should be revoked, i.e., “permit blocked.” No facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render any of the Acquired Companies ineligible to receive surface mining permits. As used herein, the terms “owned or controlled” and “owns or controls” shall be defined as set forth in 30 C.F.R. Section 773.5 (1998).

3.15	LEGAL PROCEEDINGS; ORDERS

(a)	Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding that has been commenced by or against any Acquired Company or that otherwise has been commenced:

(i)	that relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company;

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions; or

(iii)	that is in respect of any Mining Authorization.

To the Knowledge of Sellers and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

(b)	Except as set forth in Part 3.15 of the Disclosure Letter:

(i)	there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject or in respect of any of the Mining Authorizations;

(ii)	none of the Sellers is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(iii)	no officer or director, or to the Knowledge of the Company or any Seller any agent or employee, of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c)	Except as set forth in Part 3.15 of the Disclosure Letter:

(i)	each Acquired Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)	no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii)	no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

(d)	Except as set forth in Part 3.15 of the Disclosure Letter, to the Company’s or Sellers’ Knowledge there are no existing claims by or disputes between Persons owning, controlling or occupying lands or realty adjoining or near any of the Real Property and/or reserves of the Acquired Companies or regarding adverse possession, the location of boundary lines, encroachments, mineral rights, subsidence, water quality or quantity, flood damage, blasting damage, trespass, waste, transportation of coal or other materials, nuisances or any other similar matter.

3.16	ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a)	change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock (exclusive of the distribution to Sellers of an aggregate of $1,503,130 in January 2005);

(b)	amendment to the Organizational Documents of any Acquired Company;

(c)	payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)	adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

(e)	damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

(f)	entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $25,000;

(g)	sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of any Acquired Company or mortgage, pledge, or imposition of any Encumbrance (other than Permitted Encumbrances) on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)	cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $25,000;

(i)	material change in the accounting methods used by any Acquired Company;

(j)	material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that are likely to result in such a material adverse change; or

(k)	agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

3.17	CONTRACTS; NO DEFAULTS

(a)	Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and the Company or Sellers have delivered to Buyer true and complete copies, of:

(i)	each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $50,000;

(ii)	each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $50,000;

(iii)	each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $50,000;

(iv)	each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

(v)	each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)	each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)	each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

(viii)	each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

(ix)	each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)	each power of attorney that is currently effective and outstanding;

(xi)	each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(xii)	each Applicable Contract for capital expenditures in excess of $50,000;

(xiii)	each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

(xiv)	each agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(xv)	all outstanding standby letters of credit, guarantees, subordination agreements and indemnity agreements, whether or not entered into in the Ordinary Course of Business, under which any Acquired Company may become liable for or obligated to discharge, or any asset of any Acquired Company is or may become subject to the satisfaction of, any indebtedness, obligations, performance or undertaking of other Persons (other than any Acquired Company) involving the potential expenditure by any Company after the date of this Agreement of more than $50,000 in any instance (or any such guarantee, subordination agreement or indemnity agreement involving the potential aggregate expenditure by any Acquired Company of more than $100,000);

(xvi)	all Employment Contracts of the Acquired Companies;

(xvii)	any Contract or agreement for the payment or receipt of license fees, commissions or royalties to or from any Person anticipated to be in excess of $50,000 individually or on an annual basis (or any such Contract or agreement providing for aggregate payments to or from any Person anticipated to be in excess of $100,000);

(xviii)	any other material agreement, commitment, arrangement or plan not made in the Ordinary Course of Business; and

(xix)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)	Except as set forth in Part 3.17(b) of the Disclosure Letter:

(i)	none of the Sellers (and no Related Person of any Seller) has or may acquire any rights under, and none of the Sellers has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(ii)	no officer or director, or to the Knowledge of the Company or any Seller any agent, employee, consultant, or contractor, of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

(c)	Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d)	Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i)	each Acquired Company is, and at all times has been, in material compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

(ii)	to the Knowledge of the Sellers and of the Acquired Companies, each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times has been, in compliance with all applicable terms and requirements of such Contract;

(iii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or to Sellers’ Knowledge any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)	no Acquired Company has given to or received from any other Person, at any time since December 31, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e)	There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to any Acquired Company in an amount individually in excess of $50,000, or in the aggregate exceeding $100,000, under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f)	The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18	INSURANCE

(a)	Sellers have delivered to Buyer:

(i)	true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the three (3) policy years preceding the date of this Agreement (a list of the policies in force for the current policy year is set forth in Part 3.18(a) of the Disclosure Letter);

(ii)	true and complete copies of all pending applications for policies of insurance; and

(iii)	any statement by the auditor of any Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)	Part 3.18(b) of the Disclosure Letter describes any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder.

(c)	Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(i)	a summary of the loss experience under each policy; and

(ii)	a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)	Except as set forth on Part 3.18(d) of the Disclosure Letter:

(i)	All policies to which any Acquired Company is a party or that provide coverage to any Seller, any Acquired Company, or any director or officer of an Acquired Company:

(A)	are valid, outstanding, and enforceable;

(B)	are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;

(C)	will continue in full force and effect following the consummation of the Contemplated Transactions; and

(D)	do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

(ii)	No Seller or Acquired Company has received with respect to such policies (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)	The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

3.19	ENVIRONMENTAL AND SMCRA MATTERS

Except as set forth in part 3.19 of the Disclosure Letter:

(a)	Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of, any Environmental Law and SMCRA. Except for reclamation liabilities under SMCRA and ongoing requirements under permits and similar obligations, all in the Ordinary Course of Business, no Acquired Company has any liabilities under any Environmental Law or SMCRA. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or SMCRA, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)	There are no pending or, to the Knowledge of Sellers and the Acquired Companies, Threatened claims, Encumbrances (other than Permitted Encumbrances), or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest.

(c)	No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or SMCRA, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)	No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e)	There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, except in full compliance with all Environmental Laws.

(f)	There has been no Release or, to the Knowledge of Sellers and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers, any Acquired Company, or any other Person.

(g)	Sellers have made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20	EMPLOYEES

(a)	Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan or any director plan.

(b)	No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To the Company’s or Sellers’ Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

(c)	Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21	LABOR RELATIONS; COMPLIANCE

No Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since January 1, 2000, there has not been, there is not presently pending or existing, and, to the Company’s or Sellers’ Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) except as set forth in Part 3.21 of the Disclosure Letter, any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that is reasonably likely to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. Each of the Acquired Companies is in compliance in all material respects with all Workers’ Compensation Laws. All pending claims under each Workers’ Compensation Law are set forth in Part 3.21 of the Disclosure Letter.

3.22	INTELLECTUAL PROPERTY

Set forth in Part 3.22 of the Disclosure Letter is a list and brief description of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of any of the Acquired Companies. The Acquired Companies exclusively own or possess all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how (collectively, the “Intellectual Property Assets”), necessary for the conduct of their business as currently conducted, and no claim is pending or threatened to the effect that the operations of any of the Acquired Companies infringe upon, misappropriate or conflict with the rights of any other person, and there is no valid basis for any such claim (whether or not pending or threatened). No claim is pending or threatened to the effect that any such Intellectual Property Assets owned or licensed by any of the Acquired Companies, or which any of the Acquired Companies otherwise have the right to use, is invalid or unenforceable by such Acquired Company, and there is no basis for any such claim (whether or not pending or threatened). All technical information developed by and belonging to any of the Acquired Companies which has not been patented has been kept confidential. Except as disclosed in Part 3.22 of the Disclosure Letter, none of the Acquired Companies has granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell its respective products or proposed products or to provide its respective services or proposed services. The ownership and use of the Intellectual Property Assets by Buyer following the Closing will not infringe upon or conflict with the intellectual property rights of any person, and will not require Buyer to make any payments to any person.

3.23	CERTAIN PAYMENTS

No Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Related Person of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

3.24	CUSTOMERS AND SUPPLIERS

Part 3.24 of the Disclosure Letter contains a list of the top five customers of the Acquired Companies as a whole (determined on the basis of revenues) for each of the last two fiscal years and a list of the top five suppliers of the Acquired Companies as a whole (determined on the basis of cost of items or services purchased) for the last two fiscal years. Since January 1, 2003, there has not been (i) any change materially adverse to any Acquired Company in the business relationship of any Acquired Company with any of its customers or suppliers, including the customers and suppliers listed in Part 3.24 of the Disclosure Letter, or (ii) any change materially adverse to any Acquired Company in any term (including credit terms) of the agreements or other arrangements with any such customers or suppliers, in each case other than in the Ordinary Course of Business. During the past three years, no Acquired Company has received customer complaints concerning its products and services, nor has any Acquired Company had any of its products returned by a purchaser thereof, other than complaints and returns in the Ordinary Course of Business which have not, and are not likely to have, individually or in the aggregate, a material adverse effect. To the Knowledge of the Sellers and the Company, none of the customers of or suppliers to any Acquired Company has a current intention to suspend deliveries or to cancel, terminate or otherwise modify its relationship with such Aquired Company.

3.25	SOLVENCY

None of the Acquired Companies has stopped or suspended payment of its debts, become unable to pay its debts as they become due, or otherwise become insolvent in any jurisdiction. None of the Acquired Companies is the subject of any pending, rendered or threatened insolvency proceedings of any character. None of the Acquired Companies has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

3.26	OFFERS

Each offer, tender or quotation, whether written or verbal, made by any Acquired Company in respect of the business of such Acquired Company, which is outstanding and capable of acceptance by a third party, was made in the Ordinary Course of Business and all such offers, tenders or quotations that provide for annual payments of $50,000 or more are set forth in Part 3.26 of the Disclosure Letter.

3.27	DEBT; SECURITY INTERESTS

Part 3.27 of the Disclosure Letter lists all of the outstanding Debt of the Acquired Companies, including the payee thereof and the amount outstanding. None of the Acquired Companies has granted or created, or agreed to grant or create, any Encumbrances in connection with such Debt other than any Encumbrances disclosed in Part 3.27 of the Disclosure Letter or Permitted Encumbrances

3.28	GRANTS AND ALLOWANCES

None of the Acquired Companies has received any grant, allowance, aid or subsidy from any Governmental Body during the last five (5) years which is currently due and owing as a result of any act or failure to act by any Acquired Company or which would become due and owing as a result of the sale of the Shares to Buyer and, in such case, would reasonably be expected to result in an aggregate liability to any of the Acquired Companies (or loss of grant, allowance, aid and/or subsidy) in excess of $50,000.

3.29	RELATIONSHIPS WITH RELATED PERSONS

No Seller or any Related Person of Sellers or of any Acquired Company has, or since January 1, 2000 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses. No Seller or any Related Person of Sellers or of any Acquired Company is, or since January 1, 2000 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company. Except as set forth in Part 3.29 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company. Except as set forth in Part 3.29 of the Disclosure Letter, there are no outstanding loans by any Acquired Company to any of the Sellers or any Related Person of Sellers. Except as set forth in Part 3.29 of the Disclosure Letter, no Seller or any Related Person of Sellers provides any services to any of the Acquired Companies.

3.30	BROKERS OR FINDERS

The Acquired Companies have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement that will result in any liability to Buyer or, following Closing, the Acquired Companies.

3.31	DISCLOSURE

(a)	No representation or warranty of the Company in this Agreement and no statement in the Disclosure Letter or otherwise contained in this Agreement or in any related document furnished or to be furnished to the Buyer pursuant hereto under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)	No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.32	INFORMATION IN REGISTRATION STATEMENT

None of the information supplied or to be supplied by the Sellers or the Acquired Companies in writing specifically for inclusion in any Registration Statement on Form S-1 of Buyer (to the extent that Buyer elects to finance a portion of the Purchase Price through a registered equity offering), at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the Sellers or the Acquired Companies makes any representation or warranty with respect to any statement made or based upon information supplied by or on behalf of Buyer for inclusion therein.

3A.	REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller severally and not jointly represents and warrants to Buyer as follows:

3A.1	STOCKHOLDERS TITLE

Seller has, and at Closing Buyer will receive, good and marketable title to the Shares to be sold by such Seller hereunder free and clear of all Encumbrances (except as set forth in the following sentence) including, without limitation, voting trusts or agreements, proxies, marital or community property interests. Notwithstanding the foregoing, Buyer hereby acknowledges that the Shares are subject to resale restrictions of unregistered securities as contemplated by federal and applicable state securities laws and regulations.

3A.2	AUTHORITY; NO CONFLICT

(a)	This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable against such Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally, and by general equitable principles. Upon the execution and delivery by Seller of the Sellers’ Releases, the Sellers’ Releases will constitute the legal, valid, and binding obligations of such Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform such Seller’s obligations under this Agreement. The Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver the Sellers’ Releases and to perform such Seller’s obligations under the Sellers’ Releases.

(b)	Except as set forth in Part 3A.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Seller may be subject. Except as set forth in Part 3A.2 of the Disclosure Letter, such Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3A.3 INVESTMENT INTENT

Seller (i) understands that the Buyer Shares to be issued to such Seller pursuant to this Agreement have not been, and, as of the date of issuance, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring shares of Buyer’s Common Stock solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding shares of Buyer’s Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding shares of Buyer’s Common Stock, and (vi) is an accredited investor.

3A.4 DISCLOSURE

(a)	No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter or otherwise contained in this Agreement or in any related document furnished or to be furnished to the Buyer pursuant hereto under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)	No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1	ORGANIZATION AND GOOD STANDING

(a)	Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia.

(b)	Buyer has delivered to Sellers copies of the Organizational Documents of Buyer, as currently in effect.

4.2	AUTHORITY; NO CONFLICT

(a)	This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors’ rights generally or by general principles of equity. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)	Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any provision of Buyer’s Organizational Documents;

(ii)	any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	INVESTMENT INTENT

Buyer (i) understands that the Shares have not been, and, as of the date of issuance, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Seller and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (vi) is an accredited investor.

4.4	CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5	SEC REPORTS

Buyer has filed with the SEC all forms, reports and documents (collectively “Filings”) required to be filed with the SEC by it pursuant to the Securities Act and the Exchange Act, all of which as of their respective dates complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such Filings, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any such statements have been modified or superceded by a later Filing filed prior to the date hereof. The audited consolidated financial statements of Buyer as of and for the period ending December 31, 2004 (the “Buyer Financial Statements”) (a) were prepared from the books and records of Buyer in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise noted therein), (b) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (c) fairly present in all material respects the financial condition and results of operations of the Buyer and its consolidated subsidiaries as of the respective dates thereof and for the periods covered thereby. Except as set forth in the Buyer Financial Statements, the Buyer and its Related Persons have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) required by GAAP to be set forth thereon except for current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. The Buyer has delivered to Sellers copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by the Buyer since December 31, 2003.

4.6	BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.7	SHARES OF BUYERS STOCK

All of the Buyer Shares that are to be issued to the Sellers pursuant to this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable and free of all preemptive rights.

4.8	BUYER’S INVESTIGATION OF COMPANY

Buyer acknowledges that it has had the opportunity to meet with each of the Sellers and the officers and representatives of the Company to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the Company. All materials and information requested of the Company or the Sellers by Buyer have been made available to Buyer’s reasonable satisfaction.

4.9	DISCLOSURE

No representation or warranty of Buyer in this Article 4, and no statement contained elsewhere in this Agreement or in any related document furnished or to be furnished to the Sellers pursuant hereto under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained herein or therein in light of the circumstances in which they were made not misleading.

4.10	SHAREHOLDER APPROVAL

Approval by Buyer’s shareholders is not required for the transactions contemplated by this Agreement, or the financing activities.

4.11	NO MATERIAL ADVERSE CHANGE

Since September 30, 2004, Buyer has operated its business in the ordinary course and, except for matters disclosed in SEC Filings, there has not been any material adverse change in the business, operations or condition of the Buyer.

5.	COVENANTS OF SELLERS AND THE COMPANY

5.1	ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and/or underwriters and their Representatives (collectively, “Buyer’s Advisors”), upon reasonable notice coordinated through Mike Howard, Harold Hurt, John Worth, Jeff Sermershein, Joe Aull, Tim Aull and/or Tommy Sutton and during normal business hours, reasonable access to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request. Buyer and Buyer’s Advisors shall not contact or otherwise communicate with any employees (other than as described above), customers, or suppliers of the Acquired Company in connection with or regarding the transactions except in compliance with this Section 5.1.

5.2	OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to:

(a)	conduct the business of such Acquired Company only in the Ordinary Course of Business;

(b)	use their commercially reasonable efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

(c)	confer with Buyer concerning operational matters of a material nature;

(d)	comply with Legal Requirements and Governmental Authorizations;

(e)	make no capital expenditures without the written consent of Buyer;

(f)	maintain all buildings, equipment and tangible property in good repair, consistent with past practice;

(g)	make all payments called for in any lease or sublease relating to any real property leased, subleased or licensed by any of the Acquired Companies and maintain any such leases, subleases and licenses in force through the Closing Date and will not permit any of the Acquired Companies to commit any default under any of such leases, subleases or licenses or to amend or surrender any of such leases, subleases or licenses prior to the Closing Date;

(h)	continue to prepare monthly and year-to-date financial statements, consistent with those dated February 28, 2005, and deliver to Buyer such financial statements within thirty (30) days of each calendar month end prior to the Closing Date; and

(i)	otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

5.3	NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4	REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

5.5	NOTIFICATION

Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers’ representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement, Sellers and the Company will cause all indebtedness owed to an Acquired Company by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

5.7	NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company. Sellers and the Company, and each of their representatives, shall immediately notify Buyer regarding any contact between Sellers, the Company and/or their Representatives and any other person or entity regarding any offer, proposal or related inquiry.

5.8	BEST EFFORTS

Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Section 7 to be satisfied.

5.9	RESIGNATIONS

At or prior to the Closing Date, Sellers shall cause each director and officer of each Acquired Company to submit his or her written resignation effective as of the Closing (except for the resignations of those officers and directors which Buyer advises Seller in writing should not be obtained).

5.10	COOPERATION IN FINANCING

Prior to the Closing and at Buyer expense (payable by the Acquired Companies (upon consent of Buyer) with a corresponding adjustment to Net Working Capital to not adversely effect Sellers), Sellers shall provide reasonable assistance to Buyer, and shall cause the Acquired Companies and its representatives to reasonably cooperate with Buyer and its representatives, in connection with the financing of the transactions contemplated by this Agreement. Such cooperation shall include arranging for officers of the Acquired Companies to meet with prospective lenders, underwriters and investors in customary presentations, meetings, road shows and due diligence sessions. In addition, Sellers shall request, and shall use their commercially reasonable efforts to cause, the independent auditors of the Acquired Companies at Buyer’s expense to provide reasonable cooperation to Buyer in connection with the financing of the transactions contemplated by this Agreement, such cooperation to include providing consent to Buyer to prepare and use Seller’s audit reports relating to the Acquired Companies and providing any necessary “comfort letters.”

5.11	NONCOMPETITION AND NONSOLICITATION

(a)	As an inducement for Buyer to enter into this Agreement and as additional consideration to be paid to Sellers, each Seller and each beneficiary of a Seller that is a trust agrees that:

(i)	for a period of five (5) years after the Closing Date, he, she or it will not, and will cause each of his or her Related Persons not to, directly or indirectly, (A) entice, induce or attempt to cause any officer or employee of any Acquired Company to terminate his or her employment with any Acquired Company or (B) hire or employ any such officer or employee or any individual whose employment with any Acquired Company ended less than one hundred eighty (180) days prior to such hiring or employment.

(ii)	for a period of five (5) years after the Closing Date, he, she or it will not, and will cause each of his or her Related Persons not to, directly or indirectly, solicit, with respect to Mining Activities, the business of any customer of any of the Acquired Companies; and

(iii)	at any time, he, she or it will not, and will cause each of his or her Related Persons not to, disparage Buyer or any of the Acquired Companies or any stockholder, director, officer, employee or agent of Buyer, its subsidiaries or the Acquired Companies.

(b)	As an additional inducement for Buyer to enter into this Agreement and as additional consideration to be paid to Sellers, each Seller and each beneficiary of a Seller that is a trust (other than Tim Aull, Mike Howard, Jeff Sermersheim and John Worth, each of whom is expressly addressed below) agrees that for a period of five (5) years after the Closing Date, he, she or it will not, and will cause each of his or her Related Persons not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by (except as set forth in Part 5.11 of the Disclosure Letter), associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in Mining Activities within the Midwestern Coal Basin (defined herein as that geographic area designated on Schedule 5.11) or any other business whose activities compete in whole or in part with the business in which any of the Acquired Companies were engaged prior to the Closing within the Midwestern Coal Basin;

(c)	As an additional inducement for Buyer to enter into this Agreement and as additional consideration to be paid to Sellers, Tim Aull agrees that for a period of five (5) years after the Closing Date, he will not, and will cause each of his Related Persons not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in Mining Activities within the Midwestern Coal Basin or any other business whose activities compete in whole or in part with the business in which any of the Acquired Companies were engaged prior to the Closing within the Midwestern Coal Basin; provided, however, that after the first anniversary of the Closing Date, Tim Aull shall be permitted to engage or invest in, own, manage, finance or control a business solely engaged in reclamation activities (as opposed to Mining Activities);

(d)	As an additional inducement for Buyer to enter into this Agreement and as additional consideration to be paid to Sellers, each of Mike Howard, Jeff Sermersheim and John Worth agrees that for a period of three (3) years after the Closing Date, he will not, and will cause each of his Related Persons not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in Mining Activities within the Midwestern Coal Basin or any other business whose activities compete in whole or in part with the business in which any of the Acquired Companies were engaged prior to the Closing within the Midwestern Coal Basin;

(e)	Each Seller, beneficiary of a Seller that is a trust or Related Person (a “Covered Party”) acknowledges that, in the event of a breach (as mutually agreed or as judicially determined) by any Covered Party of any covenant set forth in this Section 5.11, the term of such covenant will be extended by the period of the duration of such breach. Each Covered Party acknowledges that all of the restrictions in this Section 5.11 are reasonable in all respects, including duration, geographic territory and scope of activity restricted. Each Covered Party agrees that each of the covenants contained in this Section 5.11 shall be construed as separate agreements independent of any other provision of this Agreement or of any other agreement between Sellers and Buyer or any other entity. Each Covered Party agrees that the existence of any claim or cause of action by any Covered Party against Buyer or any other entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants and restrictions contained in this Section 5.11. Each Covered Party acknowledges that the breach, or threatened breach, by any Covered Party of the provisions of this Agreement shall cause irreparable harm to Buyer, which harm cannot be fully redressed by the payment of damages to Buyer. Each Covered Party acknowledges that the duration and terms of this Section 5.11 are reasonable under the circumstances. Accordingly, Buyer shall be entitled, in addition to any other right or remedy it may have at law or in equity, to an injunction enjoining or restraining a Covered Party from any breach or threatened breach of this Agreement. Each Covered Party hereby waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach.

5.12	TAX MATTERS

(a)	Tax Indemnification. Notwithstanding anything in this Agreement to the contrary, Sellers shall indemnify Buyer and its respective Related Persons (including each Acquired Company) and hold them harmless from (a) all liability for Taxes of each Acquired Company for any tax period ending on or prior to the Closing Date, (b) all liability for Taxes of each Acquired Company for any Straddle Period to the extent allocated to the portion of the Straddle Period ending on the Closing Date in accordance with Section 5.12(b), (c) all liability for Taxes of any Acquired Company arising out of a breach of the representations and warranties contained in Section 3.11, (d) any liability for Taxes resulting from the failure by Sellers (or any Related Person thereof (other than the Acquired Companies)) or from the failure prior to the Closing of any Acquired Company to perform or observe in any respect Sellers’ (or its) obligations and covenants under this Section 5.12, (e) any payments required to be made by any Acquired Company after the Closing Date to any third party (other than any Acquired Company, Buyer (or any Related Person thereof) or any successor or transferee of any of the foregoing) under any Tax sharing, Tax indemnity, Tax allocation or similar contracts, whether or not written, entered into by such Acquired Company prior to the Closing, and (f) in the case of clauses (a), (b), (c), (d), or (e), all reasonable legal, accounting, appraisal, consulting, or similar fees and expenses attributable to such Taxes or liabilities; provided, however, and notwithstanding anything in this Section 5.12(a) to the contrary, Sellers shall be liable for Taxes only to the extent that such taxes are in excess of the amount reserved by the Acquired Companies for Taxes and which are reflected on the Balance Sheet and the Interim Balance Sheet. For the avoidance of doubt, no indemnification payments under this Section 5.12(a) shall be subject to the limitations on indemnity contained in Section 10; provided, however, indemnification payments relating to liability for sales and use, reclamation, excise and payroll taxes shall be subject to the limitations on indemnity contained in Section 10.

(b)	Straddle Period. In the case of each Straddle Period of each Acquired Company, the amount of any Taxes of such Acquired Company based on or measured by income or receipts of the Acquired Company allocable to the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the Acquired Company’s books as of the close of business on of the Closing Date, consistent with its past practice for reporting items, except that exemptions, allowances or deductions that are calculated on a time basis, such as deduction for depreciation, shall be apportioned on a time basis (and for this purpose, the taxable period of any partnership or other pass-though entity in which such Acquired Company directly or indirectly holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Acquired Companies allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

In respect of each Acquired Company, Buyer shall (or shall cause such Acquired Company to) timely pay all Taxes due in respect of all Straddle Periods of such Company; provided, however, that Sellers shall pay to Buyer, at least two (2) business days prior to the date on which such Taxes are due to the relevant taxing authority, an amount equal to the portion of such Taxes that would be indemnifiable by Sellers under Section 5.12(a) with respect to such Taxes and Straddle Period.

(c)	Responsibility for Filing Tax Returns. Sellers shall prepare or cause to be prepared and filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date. All such Tax Returns shall be prepared consistent with past practices. Sellers shall permit Buyer to review and comment on each such Tax Return. Buyer shall prepare or cause to be prepared all Tax Returns for the Acquired Companies filed with respect to Straddle Periods. Buyer shall permit Sellers to review and comment on each Tax Return that is described in the preceding sentence.

(d)	Cooperation on Tax Matters. Sellers and Buyer shall (and Buyer shall cause the Acquired Companies, officers, employees, agents, auditors and other representatives to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.12 and any audit, litigation or other proceeding with respect to Taxes, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Tax Returns or any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Buyer and Sellers shall (and Buyer shall cause the Acquired Companies and its Related Persons to) (i) retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention law and agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers or Buyer, as the case may be, shall allow the other party, at its own expense, to take possession of such books and records. Sellers and Buyer further agree, upon reasonable request, to use their Best Efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby) on any of the Sellers or any of the Acquired Companies for any taxable period beginning prior to the Closing Date.

(e)	Tax Sharing. All Tax sharing agreements or similar agreements with respect to or involving any of the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

5.13	PLANT REPAIRS

Prior to the Closing Date and at Sellers’ expense, Sellers shall take the corrective actions set forth on Schedule 5.13 to repair the Freelandville Plants. Sellers have retained United Dynamics, Inc. (the “Construction Firm”) to take the corrective actions set forth on Schedule 5.13. Sellers agree to deliver to Buyer at or prior to the Closing Date (i) a certificate that certifies all repairs on Schedule 5.13 have been made in good faith and (ii) a warranty agreement, executed and delivered by the Construction Firm, warranting the quality of the Construction Firm’s work for a period of five (5) years, in the form attached hereto as Exhibit 5.13 (the “Warranty Agreement”).

6.	COVENANTS OF BUYER

6.1	APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act, if any). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2	EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 8 to be satisfied. Buyer will use its commercially reasonable efforts to cause the conditions set forth in Section 7.8 to be satisfied.

6.3	SELLER GUARANTEES; BONDS

(a)	Seller Guarantees. At or prior to Closing, Buyer shall use its commerically reasonable efforts to cause Sellers who are parties to the Seller Guarantees set forth in Part 6.3 of the Disclosure Letter to be fully released and discharged with respect thereto, in each case, as of the Closing Date. With respect to any Seller Guarantees that are not fully released and discharged as of the Closing Date, Buyer and Sellers shall work together in good faith and shall use their respective commercially reasonable efforts to replace such Seller Guarantees and cause Sellers to be fully released and discharged therefrom as promptly as practicable following the Closing. Following the date of this Agreement and prior to Closing without the prior written consent of Buyer, Sellers shall not enter into any guarantees, indemnities, letters of credit, letters of comfort or similar obligations that would have been “Seller Guarantees” had they been entered into on or prior to the date hereof. Any such guarantees, indemnities, letters of credit, letters of comfort or similar obligations the entry into which shall have been approved by Buyer shall be deemed to be “Seller Guarantees” and shall be deemed to be included in Part 6.3(a) of the Disclosure Letter for all purposes of this Agreement.

(b)	Bonds. At or prior to Closing, Buyer shall: (i) secure, in accordance with Legal Requirements, irrevocable commitments to issue replacement bonds for all Seller Bonds sufficient to cause the applicable Governmental Authority to transfer the applicable Governmental Authorizations to Buyer in accordance with Legal Requirements; and (ii) deliver copies of such documents to Sellers. After the Closing Date, Buyer shall use commercially reasonable efforts to secure a new bond in replacement of the Seller Bonds. Each such replacement surety bond so provided by Buyer shall provide on its face that it “supersedes and replaces” the applicable Seller Bond. Furthermore, at the time of such replacement, Buyer shall deliver, or cause to be delivered, to Sellers, such other documents as may reasonably be requested by Sellers in order to permit Sellers to effect the full release and discharge of Sellers and all Related Persons of Sellers as contemplated hereby with respect to the Seller Bonds. Until Buyer secures the replacement of the applicable Seller Bonds in accordance with the provisions of this Section 6.3(b), Sellers shall maintain in full force and effect the Seller Bonds until the beneficiary of such bond accepts Buyer’s replacements thereof. Following the date of this Agreement and prior to Closing, without the prior written consent of Buyer (which consent will not be unreasonably withheld), Sellers shall not enter into any deposits, trust funds, bid bonds, performance bonds, surety bonds or similar undertakings that would have been “Seller Bonds” had they been entered into on or prior to the date hereof. Any such deposits, trust funds, bid bonds, performance bonds, surety bonds or similar undertakings the entry into which shall have been approved by Buyer shall be deemed to be “Seller Bonds” and shall be deemed to be included in Part 6.3(b) of the Disclosure Letter for all purposes of this Agreement. Buyer shall reimburse Sellers on a monthly basis for all reasonable and documented costs and expenses incurred by Sellers or the Related Persons of Sellers with respect to all such Seller Bonds that remain outstanding following the Closing Date.

(c)	Indemnification After Closing. Until the Seller Guarantees and Seller Bonds have been fully and finally released and discharged in accordance with this Section, Buyer shall indemnify and hold Sellers harmless from and against, and pay and reimburse Sellers for, any and all (i) Damages of Sellers that Sellers suffer as a result of being required to make any payment under the Seller Guarantees or Seller Bonds or otherwise incur expenses related thereto after the Closing Date related to either (x) the failure of any Acquired Company to meet its obligations underlying the Seller Guarantees or Seller Bonds or (y) the failure of Sellers (other than any Acquired Company) to be fully released from the Seller Guarantees or Seller Bonds, and (ii) Damages of Sellers that Sellers suffer related to such Seller Guarantees and Seller Bonds (including premium payments, bank fees, reasonable legal fees or similar costs) after the Closing Date relating to extension or renewal of Seller Bonds or Seller Guarantees that have not been fully released and discharged (Sellers, in their individual capacity, are under no obligation to extend or renew any Seller Bonds or Seller Guarantees following the Closing). Any payment required to be made by Buyer under this Section shall be made within ten (10) business days after Buyer’s receipt of written notice from Sellers describing in reasonable detail the amount owing hereunder.

(d)	Required Efforts. Notwithstanding the foregoing, in no event shall any party hereto be required to or otherwise file any lawsuit or to take other legal action, make any amendment to any Seller Guarantee or waive any rights thereunder or pay any amount, in order to cause the replacement and/or release and discharge of any Seller Bond or Seller Guarantee. After the Closing, Buyer will not, and will not permit any Acquired Company to, renew, extend, amend or supplement any loan, contract, lease or other obligation underlying any Seller Bond or Seller Guarantee with respect to which Sellers are not fully released and discharged as of the Closing Date in any manner that would materially extend or materially increase the liability of Sellers under such Seller Guarantee or Seller Bond without providing Sellers with evidence satisfactory to Sellers that Sellers have been fully released and discharged therefrom.

6.4	ACCESS

From and after the Closing, the Buyer and the Acquired Companies shall afford promptly to the Sellers and their representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Buyer and the Acquired Companies to the extent necessary to permit the Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the business of the Buyer or the Acquired Companies. Unless otherwise consented to in writing by the Sellers, neither the Buyer nor the Acquired Companies shall, for a period of seven years after the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Acquired Companies for any period prior to the Closing Date without first offering to surrender to the Sellers such books and records or any portion thereof intended to be destroyed, altered or otherwise disposed of.

6.5	NOTIFICATION

Prior to the Closing, upon discovery the Buyer shall promptly inform the Company in writing of any material variances from the Buyer’s representations and warranties contained in Article 4. In addition, the Buyer shall promptly notify the Company if the Buyer obtains Knowledge that any representation or warranty of the Company or the Sellers in this Agreement is not true and correct in all material respects, or if the Buyer obtains Knowledge of any material errors in, or omissions from, the Disclosure Letter.

6.6	DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

For a period of six years after the Closing Date, the Buyer shall not, and shall not permit any Acquired Company to amend, repeal or modify any provision in any Acquired Company’s certificate of incorporation or bylaws or organizational documents relating to the exculpation or indemnification of any current or former officer or director, it being the intent of the parties that the officers and directors of the Acquired Companies shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

6.7	INSURANCE

During the period prior to the Indemnification Notification Date and thereafter for so long as an Indemnification claim against Sellers is outstanding thereunder, Buyer shall not, and shall not permit any Acquired Company, to take any action that will materially adversely effect the ability to make a claim under any such insurance policy in effect for any Acquired Company at such time.

6.8	TREATMENT OF TRIAD MINING INC. PROFIT SHARING PLAN

Buyer agrees that it shall continue to operate the Triad Mining Inc. Profit Sharing Plan (the “Profit Sharing Plan”) after the Closing Date as a profit sharing plan that qualifies for the treatment afforded tax qualified plans under Section 401(a) of the IRC, and shall provide each participant and/or beneficiary, as the case may be, having an account under the Profit Sharing Plan with the ability to control the investment of such account in a manner consistent with the requirements of Section 404(c) of ERISA and Department of Labor Regulation Section 2550.404c-1 (or any successor regulations thereto). Nothing in this Section 6.8 shall prohibit Buyer from changing the investment options available under the Profit Sharing Plan (as long as such change is consistent with Section 404(c) of ERISA and Department of Labor Regulation Section 2550.404c-1), from terminating the Profit Sharing Plan under circumstances that permit the distribution of the accounts to participants and beneficiaries so long as such termination would not cause the Profit Sharing Plan to fail to be a qualified plan under Section 401(a) of the Code, from freezing the Profit Sharing Plan or amending it in any other respects, or from merging the Profit Sharing

Plan into another plan that is qualified under Section 401(a) of the Code; provided, however, the accounts maintained for participants in the Profit Sharing Plan, or in the case of a merger of the Profit Sharing Plan into another plan, the portion of the accounts in the surviving plan that are attributable to the accounts that were maintained under the Profit Sharing Plan, shall continue to be subject to the covenant set forth above concerning the rights of the participants and/or beneficiaries, as the case may be, to direct the investment of such accounts.

The intent of this Section 6.8 is to ensure that each participant in the Profit Sharing Plan will continue to have the right to direct the investment of his plan account, consistent with applicable federal law; that this right applies to the portion of each such participant’s plan account held for such participant in the Profit Sharing Plan as of the Closing Date; and that this right to direct the investment of that portion of each participant’s plan account will continue even if the Profit Sharing Plan is amended, modified, or merged into another plan of the Buyer.

7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1	ACCURACY OF REPRESENTATIONS

(a)	All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

(b)	Each of Sellers’ representations and warranties in Sections 3.3, 3.4, 3.16, 3A.1 and 3A.4 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

7.2	SELLERS’ PERFORMANCE

(a)	All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)	Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4, 5.6 and 5.8 must have been performed and complied with in all respects.

7.3	CONSENTS

Each of the Consents identified in subpart 2 of Part 3.2 of the Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

7.4	ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

(a)	an opinion of Harwell Howard Hyne Gabbert & Manner, P.C., dated the Closing Date, in substantially the form of Exhibit 7.4(a);

(b)	copies of the Consents referred to in Section 7.3;

(c)	a cross-receipt from Sellers acknowledging payment of the Purchase Price;

(d)	copies of the resolutions of the board of directors of the Company authorizing and approving this Agreement and the transactions contemplated hereby, certified by the Secretary of the Company to be true and complete and in full force and effect and unmodified as of the Closing Date;

(e)	certificates of good standing or existence with respect to each of the Acquired Companies issued by the appropriate Governmental Body of the jurisdiction of incorporation or formation and of each jurisdiction in which such Acquired Company is qualified to transact business as of a date not more than five (5) days prior to the Closing Date;

(f)	the resignations required by Section 5.9;

(g)	the Warranty Agreement executed by the Construction Firm required by Section 5.13;

(h)	the certificate of Sellers as to Section 5.13 repairs; and

(i)	such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Sellers’ or the Company’s representations and warranties, (iii) evidencing the performance by any of the Sellers of, or the compliance by any of the Sellers with, any covenant or obligation (as contemplated hereby or in the Schedules/Disclosure Letter) required to be performed or complied with by any Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5	NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6	NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7	NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.8	FINANCING

Buyer shall have obtained on terms and conditions approved by Buyer’s Board of Directors, acting in good faith and in the exercise of their fiduciary duties on behalf of Buyer’s stockholders, all of the financing Buyer needs in order to consummate the transactions contemplated hereby.

8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1	ACCURACY OF REPRESENTATIONS

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2	BUYER’S PERFORMANCE

(a)	All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)	Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i).

8.3	[INTENTIONALLY OMITTED]

8.4	ADDITIONAL DOCUMENTS

Buyer must have caused the following documents to be delivered to Sellers:

(a)	the opinions of Bass, Berry & Sims PLC and Kilpatrick Stockton LLP, dated the Closing Date, in substantially the form of Exhibit 8.4(a);

(b)	copies of the resolutions of the board of directors of Buyer authorizing and approving this Agreement and the transactions contemplated hereby, certified by the Secretary of Buyer to be true and complete and in full force and effect and unmodified as of the Closing Date;

(c)	a certificate of good standing or existence with respect to Buyer issued by the appropriate Governmental Body of the jurisdiction of incorporation as of a date not more than five (5) days prior to the Closing Date; and

(d)	such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation (as contemplated hereby or in the Schedules) required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5	NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.	TERMINATION

9.1	TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)	by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach is not curable or, if curable, is not cured by the party committing such Breach within thirty (30) days following written notice thereof by the non-breaching party or such Breach has not been waived;

(b)	(i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c)	by mutual consent of Buyer and Sellers; or

(d)	by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 2005 or such later date as the parties may agree upon; provided, however, that in the event that Buyer elects to finance a portion of the Purchase Price through a registered equity offering pursuant to Section 7.8 and the effectiveness of Buyer’s Registration Statement on Form S-1 has been delayed by the process of securing SEC acceleration of effectiveness, Buyer may request an extension of the June 30, 2005 termination date and Sellers shall not unreasonably withhold their consent to such extension.

9.2	EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.	INDEMNIFICATION; REMEDIES

10.1	SURVIVAL

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

10.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)	any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

(b)	any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

(c)	any Breach by any Seller of any covenant or obligation of such Seller in this Agreement;

(d)	(i) any matters disclosed in Parts 3.13(vi) with respect to 3.13(d)(i) and 3.15(a) of the Disclosure Letter and (ii) any matters disclosed in Part 3.19(3) through (6) of the Disclosure Letter;

(e)	any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

(f)	any claim by any Governmental Body, or any filed or threatened citizen’s suit, that any reclamation under SMCRA completed through Phase III (as that term is used in connection with the reclamation requirements under federal SMCRA) at or prior to the Closing Date is incomplete, inadequate, incorrectly done, or is otherwise not in full compliance with the requirements of SMCRA.

With respect to SMCRA, (i) indemnity for all non-reclamation liability under SMCRA, and indemnity for fines, penalties and other sanctions for reclamation violations of SMCRA prior to the Closing Date, and the defense thereof, shall be pursuant to (a) and/or (b) above, and (ii) indemnity for reclamation obligations under SMCRA other than fines, penalties and other sanctions shall be limited solely to, and no greater than described in (f) above.

Further, with respect to indemnification pursuant to this Section 10.2 and Section 10.3, the underlying beneficiaries of the trusts that are Sellers (as set forth on the signature page hereto and in Part 3.3 of the Disclosure Letter) hereby acknowledge and agree to be jointly and severally liable for the indemnity obligations; however, provided such indemnity obligations to the underlying trust beneficiaries shall not exceed the amount of actual dividends or distributions made by the applicable trust to such beneficiary at any time following the Closing Date.

10.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS—ENVIRONMENTAL MATTERS

In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a)	any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, (B) compliance with any Environmental Law on or prior to the Closing Date, including without limitation the deposit, posting or maintaining of any bond or other financial assurance required under any Environmental Law or (C) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

(b)	any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

10.4	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5	TIME LIMITATIONS

If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3A.1, 10.2(d)(ii) and 10.2(f), unless on or before the close of business on the thirtieth (30th) day following receipt by Buyer of its consolidated audited financial statements together with an executed final audit report for calendar year 2005 from its independent auditors (but in no event beyond April 30, 2006) (such date referred to herein as the “Indemnification Notification Date”), Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Section 3.3, 3A.1, 10.2(d)(ii) or 10.2(f), or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the Indemnification Notification Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

10.6	LIMITATIONS ON AMOUNT—SELLERS

Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b), clause (d)(i) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 10.2 and Section 10.3 until the total of all Damages with respect to such matters exceeds Two

Million and No/100 Dollars ($2,000,000), and then only for the amount by which such Damages exceed Two Million and No/100 Dollars ($2,000,000). In no event, however, will Sellers be liable for Damages in excess of an aggregate of Twenty Million and No/100 Dollars ($20,000,000) with respect to such matters. Notwithstanding anything in this Section 10.6 to the contrary, the limitations set forth in this Section 10.6 will not apply in the event of fraud, willful misconduct or bad faith.

10.7	LIMITATIONS ON AMOUNT—BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds Five Hundred Thousand and No/100 Dollars ($500,000), and then only for the amount by which such Damages exceed Five Hundred Thousand and No/100 Dollars ($500,000). In no event, however, will Buyer be liable for Damages in excess of Eleven Million and No/100 Dollars ($11,000,000) with respect to such matters. Notwithstanding anything in this Section 10.7 to the contrary, the Five Hundred Thousand and No/100 Dollars ($500,000) threshold amount set forth in this Section 10.7 will not apply in the event of fraud, willful misconduct, or bad faith or with respect to the Buyer’s representations in Section 4.7.

10.8	PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS

(a)	Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnifying party’s failure to give such notice.

(b)	If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent and (iv) the indemnified party will provide reasonable assistance in the defense of such Proceeding as reasonably requested by the indemnifying party (provided the reasonable expenses incurred by the indemnified party pursuant to its assistance shall be payable by the indemnifying party). If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)	Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)	Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

10.9	PROCEDURE FOR INDEMNIFICATION —OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.10	INSURANCE COVERAGE

The parties hereto agree to use their commercially reasonable efforts to recover from such party’s relevant insurance policy (or policies) any Damages that are subject to an indemnification claim under this Agreement. The indemnification obligations of an indemnifying party shall be adjusted so as to give effect to any payment actually received by an indemnified party under any applicable insurance policy; provided that an appropriate adjustment shall be made if future insurance premiums increase as a result of such claim under the insurance policy. No reduction or adjustment pursuant to this Section 10.10 shall be made to the extent the indemnified party is self-insured or otherwise bears the cost of such recovery.

10.11	RIGHT TO SET OFF

In the event following the Closing Buyer suffers Damages for which it is entitled to be indemnified under this Agreement, Buyer may recoup all or any part of such Damages by reducing the amount of any performance bonus or other obligation that may become payable pursuant to the terms of the Consulting Agreements by the amount of such Damages.

11.	GENERAL PROVISIONS

11.1	EXPENSES

Except as otherwise expressly provided in this Agreement, Buyer and the Company (on behalf of the Company and Sellers) will each bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay one-half and the Company will pay one-half of the HSR Act filing fee, if applicable. For purposes of calculating the Net Working Capital of the Acquired Companies, the expenses incurred by the Company pursuant to the Contemplated Transactions not paid prior to Closing shall be treated as current liabilities as of the Closing Date for inclusion in the calculation of the Net Working Capital as of the Closing Date Balance Sheet. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2	PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, with reasonable input from the Acquired Companies. Unless consented to by Buyer in advance, or required by Legal Requirements or exchange listing agreement (in which case the contents of the proposed disclosure and the time and place the disclosure will take place will be provided in advance to Buyer), prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3	CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer’s request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

11.4	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:

4301 King Road Philpot, Kentucky 42366 Attention: Joseph A. Aull, Seller’s Agent

with copies to:

Harold Hurt Hurt & Jones 9401 Coxboro Drive Brentwood, Tennessee 37027 Facsimile No: (615) 370-8902

Harwell Howard Hyne Gabbert & Manner, P.C. 315 Deaderick Street, Suite 1800 Nashville, Tennessee 37238 Attention: Glenn Rose Facsimile No.: (615) 251-1059

Buyer: James River Coal Company 901 E. Byrd Street, Suite 1600 Richmond, Virginia 23219 Attention: Peter Socha Facsimile No.: (804) 780-0643

with a copy to: Bass, Berry & Sims, PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238 Attention: Howard H. Lamar III Facsimile No.: (615) 742-2709

and to: Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, Georgia 30309 Attention: David Stockton Facsimile No.: (404) 541-3402

11.5	JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Tennessee, County of Davidson, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6	FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8	ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated February 8, 2005) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9	DISCLOSURE LETTER

The Sellers shall use their Best Efforts to expressly articulate all cross references within the Disclosure Letter, and in any Supplement thereto to all relevant representations and warranties set forth in this Agreement.

11.10	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11	SEVERABILITY

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.12	SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.13	TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14	GOVERNING LAW

This Agreement will be governed by the laws of the State of Tennessee without regard to conflicts of laws principles.

11.15	SELLERS’ AGENT; POWER OF ATTORNEY

(a)	Sellers’ Agent. The Sellers hereby appoint and constitute Joseph A. Aull, as Sellers’ Agent hereunder, to exercise the powers on behalf of Sellers set forth in this Agreement; and Mr. Aull hereby accepts such appointment. In the event of the death, resignation or inability to act of Mr. Aull, and upon receipt by Buyer of evidence of the same which is satisfactory to Buyer, Timothy R. Aull shall be successor Sellers’ Agent with all powers of his predecessor.

(b)	Power of Attorney. Each Seller, by his execution of this Agreement, hereby constitutes and appoints the Sellers’ Agent his true and lawful attorney in fact, with full power in his name and on his behalf:

(i)	to act on Sellers’ behalf according to the terms of this Agreement, including, without limitation, the power to contest or acquiesce in the determination of the Net Working Capital Adjustment; to amend this Agreement in accordance with Section 11.8; to consent to the assignment of rights under this Agreement in accordance with Section 11.10 to give and receive notices on behalf of all the Sellers; and to act on their behalf in connection with any matter as to which the Sellers jointly and severally are an “indemnified party” or “indemnifying party” under Article 10 hereof; all in the absolute discretion of the Sellers’ Agent;

(ii)	in general, to do all things and to perform all acts, including, without limitation, executing and delivering all agreements, certificates and receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

The power of attorney, and all authority hereby conferred, is granted subject to the interests of the other Sellers and the Buyer hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Seller or by operation of the law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller agrees, jointly and severally, to hold the Sellers’ Agent free and harmless from any and all loss, damage or liability which they, or any one of them, may sustain as a result of any action taken in good faith hereunder.

11.16	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

JAMES RIVER COAL COMPANY, INC.

By: /s/ Peter Socha Name: Peter Socha Title: Chief Executive Officer

COMPANY:

TRIAD MINING, INC.

By: /s/ Timothy R. Aull Name: Timothy R. Aull Title: President

SELLERS:

/s/ Timothy R. Aull Timothy R. Aull

/s/ Joseph A. Aull Joseph A. Aull

/s/ Lena R. Aull Lena R. Aull

/s/ John W. Worth John W. Worth

/s/ Michael W. Howard Michael W. Howard

/s/ Jeffrey R. Sermersheim Jeffrey R. Sermersheim

The Lisa Ann Huffman Trust #1

By: /s/ Alan R. Howard Name: Alan R. Howard Title: Trustee

The Jacqueline Marie Mize Trust #2

By: /s/ Alan R. Howard Name: Alan R. Howard Title: Trustee

The Vickie Lynn Insko Trust #3

By: /s/ Alan R. Howard Name: Alan R. Howard Title: Trustee

The Timothy R. Aull Trust #4

By: /s/ Alan R. Howard Name: Alan R. Howard Title: Trustee

The Mary Teresita Aull Trust #5

By: /s/ Alan R. Howard Name: Alan R. Howard Title: Trustee

The Wesley Morgan Aull Trust #6

By: /s/ Alan R. Howard Name: Alan R. Howard Title: Trustee

The Matthew Robert Aull Trust #7

By: /s/ Alan R. Howard Name: Alan R. Howard Title: Trustee

TRUST BENEFICIARIES

The Lisa Ann Huffman Trust #1

/s/ Lisa Ann Huffman Lisa Ann Huffman, Beneficiary

The Jacqueline Marie Mize Trust #2

/s/ Jacqueline Marie Mize Jacqueline Marie Mize, Beneficiary

The Vickie Lynn Insko Trust #3

/s/ Vickie Lynn Insko Vickie Lynn Insko, Beneficiary

The Mary Teresita Aull Trust #5

/s/ Mary Teresita Aull Mary Teresita Aull, Beneficiary

The Wesley Morgan Aull Trust #6

/s/ Wesley Morgan Aull Wesley Morgan Aull, Beneficiary

The Matthew Robert Aull Trust #7

/s/ Matthew Robert Aull Matthew Robert Aull, Beneficiary

*	The Timothy R. Aull Trust #4 is not included above under “Trust Beneficiaries” because Timothy R. Aull, who has already signed in his individual capacity, is the sole beneficiary.